99.1            Press Release

B2Digital, Incorporated Announces Change of Trading Symbol and Reverse Split

Los Angeles, CA, June 16, 2006. B2Digital, Incorporated (the “Company”) (OTC Bulletin Board:BTWO) today announced the Company’s 1-1,000 reverse stock split of its common stock as approved by the company’s stockholders. The effective date for the reverse split is the open of business on June 16, 2006. As a result of the reverse split, every one thousand (1,000) shares of issued and outstanding common stock shall be converted into one (1) share of common stock. Any fractional shares as a result of the reverse split will be rounded up so that no shareholder shall have less than one share after the effectiveness of the reverse split.

Stockholders of the Company voted back on February 7, 2006 to allow the Board of Directors to amend the Certificate of Incorporation, in their sole discretion, to effect a reverse split of all outstanding shares of its common stock at any time within the next twelve months in a range between ten (10) and one thousand (1,000), pursuant to which any whole number of outstanding shares between and including 10 and 1,000 would be combined into one share of common stock. This information was disclosed in a Schedule 14C information statement on February 23, 2006.

The Company’s new trading symbol is BTOD. Its CUSIP number is 11777J 20 5. The Company’s transfer agent is Manhattan Transfer Registrar Co., located at 57 Eastwood Road, Miller Place, NY 11764 where its telephone number is (631) 928-7655.

Additional information regarding the reverse split can be found in the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on June 16, 2006.